Trans Leasing International, Inc.

                 Earning Per Share Computation
         (Amounts in thousands, except per share data)



                                         Three months       Nine Months
                                             ended              ended
                                           March 31,          March 31,
                                        1997      1996     1997      1996


Net Income                               446       260    3,877     1,178

Shares:

Weighted average shares outstanding    4,021     4,049    4,027     4,115

Additional shares from assumed
warrants and options exercised (1)       232         8       88         4

Total shares outstanding for
  calculation                          4,253     4,057    4,115     4,119

Additional shares from assumed
  warrants and options exercised -
  assuming full dilution (1)            -         -          54         2

Total shares outstanding - assuming
  full dilution                        4,253     4,057    4,169     4,121


Earnings per share based on:

Weighted average shares outstanding     0.11      0.06     0.96      0.29

Weighted average common and common
  equivalent shares outstanding (1)     0.10      0.06     0.94      0.29

Weighted average common and common
  equivalent shares outstanding -
  assuming full dilution (1)            0.10      0.06     0.93      0.29



(1) The dilutive impact of common stock equivalents was less than 3% for 1996.